Exhibit (15)(o)

CODE OF ETHICS

Baird Asset Management and Baird Funds, Inc.

May 22, 2019

I.                                        INTRODUCTION

This Code of Ethics (the “Code”) has been adopted by Robert W. Baird & Co. Incorporated (“Baird”) and Baird Funds, Inc. (the “Funds”) for Baird Asset Management and the Funds to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended. (the “Investment Company Act”).

Access Persons of Asset Management and Fund Directors are subject to this Code. See Section XI -Definitions for definitions and Section V - Fund Directors for requirements of Fund Directors. Each Access Person is to read, understand and follow this Code and is to certify as to having done so. See Section VI -Initial and Annual Certification.

In addition to the specific requirements of this Code, Access Persons are also subject to the policies and procedures promulgated in other Baird policies and procedures manuals, such as the Investment Advisory Policies and Procedures, the Baird Associate Handbook, the Compliance Basics for All Associates Manual, the Supervisory Basics for All Managers (for applicable associates) and the Policy Governing Political Contributions and Activities for Investment Adviser Covered Associates (collectively, the “Other Policies and Procedures Manuals”). These Other Policies and Procedures Manuals address a variety of topics including, but not limited to, insider trading and protection of non-public information, gifts and entertainment, political contributions and activities, and outside business activities (including service as a director).

Further, Baird associates who provide services to the Baird Funds or other investment companies should note that they are subject to separate policies and procedures adopted by the investment companies that are in addition to (and in some cases, impose additional or different obligations than) the Other Policies and Procedures Manuals.

This Code is not intended to deal with every possible situation Access Persons may encounter. If a situation arises that is not covered in the Code, or if an Access Person is uncertain about any aspect of the Code, he or she should contact Compliance.

II.                                   STANDARDS OF CONDUCT

When acting as a fiduciary, Baird and its associates have an affirmative duty of care and loyalty to act in the best interest of their Clients and place the interests of Clients ahead of their own. Baird’s duties to its Clients require, among other things, that neither Baird nor its Access Persons use information regarding Client transactions for personal profit. Baird will take such steps as are necessary to ensure that not only Baird’s transactions, but also each Access Person’s personal investments and outside business activities, are conducted in a manner that seeks to avoid or mitigate both actual conflicts of interest and the appearance of any abuse of the position of trust inherent in the relationship.

In an effort to accomplish this, Baird requires that:

•                 Access Persons conduct personal securities transactions in a manner consistent with this Code;

•                  Information pertaining to Client’s portfolio holdings as well as the Client’s financial status remains confidential;

•                  Access Persons do not manipulate their positions to their advantage; and

•                  Decisions relating to Client investments are made in the Client’s best interests.

Further, Access Persons are not permitted, in connection with the purchase or sale of a Security for a Client to either directly or indirectly:

•                                          To employ any device, scheme or artifice to defraud such Client;

•                                          Mislead such Client, by making an untrue statement of material fact or failing to disclose material facts to such Client;

•                                          Engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon such Client;

•                                          Engage in any manipulative practice with regard to such Client; or

•                                          Engage in any manipulative practice in relation to securities, including but not limited to, price manipulation.

Access Persons must adhere to these general principles and comply with the specific provisions of the Code. Technical compliance with the provisions of this Code will not excuse failure to adhere to either the Access Person’s fiduciary obligations or the appropriate standards of professional responsibility.

Access Persons are required to comply with applicable federal securities laws including, but not limited to, the Advisers Act, Investment Company Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002.

III.                              PERSONAL SECURITIES TRADING

Personal trading activities of an Access Person include personal transactions in all Reportable Accounts.

A.            Trading Guidelines and Restrictions

1.              Pre-clearance Requirements — Access Persons must pre-clear every purchase or sale of a Security in each Reportable Account, unless a personal transaction meets a pre-clearance exemption listed under Section B - Exemptions from Pre-Clearance and Short-Term Trading Requirements below. This includes obtaining preapproval before, directly or indirectly, acquiring beneficial ownership in any security in an initial public offering or in a limited offering (e.g., private investment).

Preclearance approval and the receipt of express pre-clearance approval does not exempt you from the prohibitions outlined in this Code.

•                  Pre-approval should be submitted by completing a “pre-clearance” form through Compliance11. Pre-approval for limited offerings (e.g., private investments) must be done by submitting or updating a Private Investments form in Compliance11. If an associate is unable to access Compliance11 (e.g., due to travel) or has any questions, the associate may contact Investment Advisory Compliance (414-298-2314; IAcompliance@rwbarid.com) for assistance.

•                  Trade approvals are valid until the end of the next trading day.

•                  The associate is responsible for requesting pre-approval. An associate’s Financial Advisor does not request pre-approval on behalf of associates.

•                  Associates are responsible for reviewing Baird’s Restricted List prior to executing a transaction. The Restricted List can be accessed via BairdWeb.

2.              Limited Offerings/Private Investments — Limited Offerings (e.g, “private investments”) are not permitted without prior approval from Baird. Pre-approval must be obtained if an Access Person or a family member (defined as spouse/domestic partner, dependent children and any person for whom the Access Person provides material support whether living in the home or not) is participating in the investment. See Compliance Basics for All Associates for additional information. Baird or one of its affiliates approves an Access Person’s personal transactions in private funds sponsored by Baird, including Baird Capital Funds, as part of the subscription process for such private fund.

3.              Initial Public Offerings — Generally, Access Persons cannot purchase shares in any new issue equity offering and may not place market orders to purchase new issue shares in the secondary market prior to the commencement of trading of such shares in the secondary market. Further, when Baird participates as a manager or co-manager of a new issue of common stock, associates must wait one full trading day after the shares are available on the secondary market to purchase shares in an associate account. Securities subject to this additional restriction will be included on the Baird’s Restricted List. See Compliance Basics for All Associates for additional information.

4.              Blackout Periods — Access Persons are prohibited from executing personal transactions in any Security, unless such personal transaction (i) meets an exemption described in Section B -Exemptions from Pre-Clearance and Short-Term Trading Requirements below, (ii) the aggregate amount of the Access Person’s transactions in such Security is less than $25,000 per day or (iii) the security is a Baird Fund or an investment company sub-advised by Baird:

•                  within seven (7) calendar days after a Client purchases or sells the same Security;

•                  on a day during which a Client has a pending “buy” or “sell” order for that Security; or

•                  within seven (7) calendar days before a Client purchases or sells the same Security.

It is acknowledged that certain Access Persons may buy or sell securities in a personal transaction without any knowledge of any Client’s portfolio transactions. In those instances, the CCO-Advisory/Funds or designee will review such Access Person’s personal transaction and determine whether to exempt such transaction from the blackout periods described above. It is generally presumed that Access Persons of Baird Advisors are aware of transactions of Baird Advisors’ Clients and Access Persons of Baird Equity AM are aware of transactions of Baird Equity AM’s Clients.

5.              Reportable Funds — Access Persons must comply with the policies and standards for transacting in fund shares set forth in the then current prospectus for each Reportable Fund. The Baird Funds are intended to be long-term investments and not a means to speculate on short-term market movements. Inappropriate trading activity can hurt a Fund’s performance as well as its shareholders. The Baird Short-Term Bond Fund, Baird Ultra Short-Term Bond Fund or Baird Short-Term Municipal Bond Fund may not be used for the purpose of speculative trading, but can be used as a short-term investment as long as the size and frequency of personal transactions by the Access Person does not harm the Fund and its shareholders as determined by Baird. Further, personal transactions may be restricted in a Reportable Fund from time to time in situations where it is determined that Access Persons have access to inside information on a Reportable Fund (e.g., liquidation, merger).

6.              Short-Term Trading — Access Persons are prohibited from executing personal transactions in any Security if it results in an offsetting transaction effected in the same or equivalent security within the last (or prior) 30 calendar days. The holding period determinations will be based on the last-in, first-out (LIFO) method. This prohibition does not apply to the Baird Short-Term Bond Fund, Baird Ultra Short-Term Bond Fund or Baird Short-Term Municipal Bond Fund. Baird reserves the right to restrict an Access Person’s trading privileges in the Baird Short-Term Bond Fund, Baird Ultra Short-Term Bond Fund or Baird Short-Term Municipal Bond Fund for such period of time determined by Baird if Baird determines the Access Person’s trading activity has harmed or will harm the Fund or its shareholders.

7.              Restricted Lists - Associates are responsible for reviewing Baird’s Restricted Lists prior to executing a transaction. The Restricted List can be accessed via BairdWeb.

•                  24-Hour Research Coverage Restricted List. All Baird associates are subject to a 24 hour trading restriction on all stocks followed by Baird Research whenever coverage has been initiated or terminated or a rating and/or suitability has been changed or estimates were changed by ten percent or more. For the complete 24 Hour Policy, see the Associate and Beneficial Account Trading — Securities Followed by Baird Research section of the Compliance Basics for All Associates Manual.

•                  Baird Restricted List. All Baird associates are subject to restrictions on trading securities on Baird’s Restricted List.

8.              Other — Baird reserves the right to restrict an Access Person’s trading privileges for such period of time determined by Baird if inappropriate trading activity is identified or in the event that the Access Person’s trading practices have a negative impact on the Access Person’s job performance.

B.            Exemptions from Pre-Clearance and Short-Term Trading Requirements

The following are exemptions from pre-clearance and short-term trading requirements only. See Section IV - Reporting by Access Persons for reporting requirements.

Access Persons are not required to pre-clear the following:

1.              Purchases or sales of open-end investment companies, except that:

•                 Baird Advisors Access Persons are required to preclear personal transactions in shares of the Baird Bond Funds and investment companies sub-advised by Baird Advisors,

•                  Baird Equity AM Access Persons are required to preclear personal transactions in shares of the Baird Equity Funds, including Chautauqua Funds, and investment companies sub-advised by Baird Equity AM, and

•                  any Access Person, as determined by the CCO-Advisory/Funds or designee, that provides oversight or has similar responsibilities for (i) Baird Funds, including all officers of Baird Funds, or (ii) both Baird Advisors and Baird Equity AM (as determined by the CCO-Advisory/Funds or designee) are required to preclear personal transactions in shares of any of the Baird Funds and any other applicable open-end investment companies managed by Baird Equity AM or Baird Advisors;

2.              Purchase or sales of the following Securities:

•                  exchange traded funds (ETFs),

•                  variable rate bonds (also known as floaters),

•                  futures and options on currencies or on a broad-based securities index,

•                  securities which are direct obligations or agency issues of the U.S. Government,

•                  bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and money market funds,

•                  unit investment trusts that are invested exclusively in unaffiliated mutual funds (i.e., none of the underlying mutual funds are Reportable Funds), and

•                  annuities;

3.              Transactions resulting from an Automatic Investment Plan (e.g., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan);

4.              Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control such as in any account in which discretion is given by the Access Person to a third party, and the Access Person does not place, recommend, approve or direct the transaction (see Section X.E - Third Party Manager Accounts for additional information on third party manager accounts);

5.              Transactions in private funds sponsored by Baird, including Baird Capital Funds;

6.              Transactions over which the Access Person has no control, such as:

a.              changes in ownership positions related to stock splits, stock dividends or other similar actions by an issuer as well as purchases or sales of securities which are the result of a stock delivery or receipt upon option assignment by a contra party,

b.              purchases of securities effected upon exercise of rights issued by an issuer pro-rata to holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired, and

c.               the expiration of an option contract or option exercise threshold that trigger an automatic exercise; and

7.              Any transactions in which the CCO-Advisory/Funds or designee determines that the nature of the Security traded or the facts surrounding the transaction are sufficient enough to make pre-clearance unwarranted.

IV.                               REPORTING BY ACCESS PERSONS

A.            Reporting Requirements

Every Access Person shall report to the Compliance Department the information within the applicable time periods described below. These reporting obligations are met by submitting the required reports in Compliance11. Access Persons will be notified by the Compliance Department when the reports below are due.

Any report under this Section may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

1.              Investment/Brokerage Account Reports — Each Access Person must report all Reportable Accounts. See the Compliance Basics for All Associates for additional information.

Each Access Person must disclose all Reportable Accounts initially within 10 days after the person becomes an Access Person. An Access Person should promptly report any new Reportable Accounts. Reportable Accounts should be disclosed by completing the Investment/Brokerage Account Disclosure form in Compliance11.

2.              Holdings Reports — Each Access Person must report holdings information on all Securities initially within 10 days after the person becomes an Access Person and at least annually thereafter.

The initial holdings information (which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person) should be provided through the account statement included along with each initial Investment/Brokerage Account Disclosure and Private Investments forms in Compliance11. Holdings reports may be made through account statements or electronic feeds provided to the Compliance Department.

3.              Transaction Reports — Each Access Person must report certain information on transactions in Securities no later than 30 days after the end of each calendar quarter. Transaction reports may be made through account statements or electronic feeds provided to the Compliance Department. In addition, each Access Person is required to submit a Private Investment form for any new private investment and is required to update such Private Investment form to reflect any additional purchases or redemptions during the quarter.

The Compliance Department will seek to obtain holdings and account transaction information for each disclosed investment/brokerage account directly from the financial institution through electronic feeds, duplicate statements and confirmations. To the extent the Compliance Department is unable to obtain this information from the financial institution, the Access Person, upon request, is required to promptly provide a copy of confirmation or statements.

In order to facilitate the reporting requirements described above, each Access Person will also be required to (i) certify initially and quarterly thereafter that all investment/brokerage accounts have been disclosed and (ii) complete a quarterly personal securities transaction attestation.

B.            Exemptions from Reporting Requirements

Access Persons are not required to report:

1.              Holdings or transactions that would duplicate information contained in trade confirmations or account statements received by Baird so long as the confirmations or statements are received no later than 30 days after the end of the applicable calendar quarter;

2.              Holdings or transactions in any account over which an Access Person has no direct or indirect influence or control such as in any account in which discretion is given by the Access Person to a third party, and the Access Person does not place, recommend, approve or direct the transaction (see Section X.E - Third Party Manager Accounts for additional information);

3.              Transactions resulting from an Automatic Investment Plan (e.g., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan);

4.              Accounts that are part of Baird’s 401(k) plan in Compliance11;

5.              Transactions in the following Securities:

•                  securities which are direct obligations or agency issues of the U.S. Government,

•                  bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and money market funds,

•                  shares issued by open-end funds other than Reportable Funds; and

•                  unit investment trusts that are invested exclusively in unaffiliated mutual funds (i.e., none of the underlying mutual funds are Reportable Funds);

6.              Transactions or holdings in private funds sponsored by Baird, including Baird Capital Funds; and

7.              Transactions over which the Access Person has no control, such as:

•                  changes in ownership positions related to stock splits, stock dividends or other similar actions by an issuer as well as purchases or sales of securities which are the result of a stock delivery or receipt upon option assignment by a contra party;

•                  purchases of securities effected upon exercise of rights issued by an issuer pro-rata to holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired; and

•                  the expiration of an option contract or option exercise threshold that trigger an automatic exercise.

V.                                    FUND DIRECTORS

Fund Directors are exempt from Baird’s Other Policies and Procedures Manuals. Fund Directors are exempt from the trading guidelines and restrictions, including the pre-clearance requirements, outlined in Section III.A - Trading Guidelines and Restrictions of this Code. Fund Directors are also not required to provide the reports outlined in Section IV - Reporting by Access Persons. However, if a Fund Director knew, or in the ordinary course of fulfilling his or her official duties as a Fund Director should have known that, during the 15-day period immediately before or after the date of the transaction by the Fund Director, such security was (a) purchased or sold by Baird on behalf of any advisory client, including a Fund, or (b) being considered by Baird on behalf of any advisory client, including a Fund, then Such transactions shall be reported to and monitored by the CCO-Advisory/Funds.

Fund Directors are also subject to confidentiality and fiduciary obligations to the Funds and their Shareholders. No Fund Director shall (i) disclose to other persons the securities activities engaged in or contemplated for the Baird Funds or (ii) trade on or communicate material non-public information, or “inside information” of any sort, whether obtained in the course of their activities with Baird Funds or otherwise. Further, personal transactions may be restricted in a Reportable Fund from time to time in situations where it is determined that Fund Directors have access to inside information on a Reportable Fund (e.g., liquidation, merger).

From time to time, Fund Directors may serve on the board of directors of public companies in which Baird or the Funds have an investment. Fund Directors are required to notify the Funds’ Chief Compliance Officer and legal counsel to the Funds before they accept a directorship of another public company, and Fund Directors are required to refrain from discussing such company or sharing any non-public information learned in the Fund Director’s capacity as a director of another company with any personnel of Baird or the Funds.

VI.                               INITIAL AND ANNUAL CERTIFICATION

The Compliance Department is responsible for notifying Access Persons of their status and obligations under this Code and for providing this Code. This notification will typically take place through Compliance11.

Each Access Person must certify initially, and at least annually thereafter, that he or she has read and understands the Code, and agrees to abide with the requirements of the Code. In addition, should there be any material amendments to the Code, as determined by the CCO-Advisory/Funds, each Access Person will be asked to make such certifications with respect to the amended Code.

VII.                          QUARTERLY AND ANNUAL MUTUAL FUND REPORTS

The CCO-Advisory/Funds will prepare a quarterly report to the Funds’ Board of Directors which will identify any issues arising under the Code during the past quarter, including, but not limited to, information about material violations of the Code or related procedures and sanctions imposed in response to the material violations.

Further, the CCO-Advisory/Funds will annually furnish to the Funds’ Board of Directors, for their consideration, a written report that:

•                  describes any issues arising under the Code or related procedures since the last annual report to the Board of Directors, including, but not limited to, information about material violations of the Code or related procedures and sanctions imposed in response to the material violations; and

•                  certifies that the Baird Funds and Baird, as investment adviser and distributor to the Funds, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The CCO-Advisory/Funds will provide, upon request, similar information to the investment advisers and/or board of directors of investment companies sub-advised by Baird Advisors and Baird Equity AM.

VIII.                     RECORDKEEPING

The Compliance Department will maintain copies of pertinent information for no less than 6 years (with the information maintained in an easily accessible location for the first 2 years). This documentation includes, but is not limited, to the following:

•                                          a copy of each Code that has been in effect any time during the past six years;

•                                          records of personal securities transactions and holdings reports, including related certifications and attestations;

•                                          copies of Private Investments disclosure forms;

•                                          a record of any violation or exception of the Code and any action taken as a result of such violation or exception;

•                                          a record of persons, currently or within the past six years, who were designated as Access Persons, or who are or were responsible for reviewing reports under the Code; and

•                                          a copy of reports provided to Baird Funds’ Board of Directors pertaining to this Code.

IX.                             FORM ADV DISCLOSURE

A description of this Code will be included in Part 2A of Baird’s Form ADV Brochures for Baird Advisors and Baird Equity AM, along with instructions on how Clients can obtain a copy of this Code.

X.                                   ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.            Training and Education

The Compliance Department is responsible for training and educating Baird’s Access Persons regarding this Code of Ethics.

B.            Annual Review

The CCO-Advisory/Funds shall review this Code annually and evaluate its effectiveness.

C.            Board Approval

The Baird Funds’ Board of Directors, including a majority of the independent directors, must approve the content of this Code as well as any material changes made to the Code no later than six months after adoption of a material change. The CCO-Advisory/Funds will provide a certification that Baird Funds and Baird, as investment adviser and distributor, that it has adopted procedures reasonably necessary to prevent Access Persons from violating Code.

The CCO-Advisory/Funds will provide, upon request, similar information to the investment advisers and/or board of directors of investment companies sub-advised by Baird Advisors and Baird Equity AM.

D.            Review and Monitoring

The Compliance Department will review the reports required under this Code and personal trading activity and trading records to identify improper trades or patterns of trading or possibly violations of the Code. Transactions will be reviewed for compliance with consideration of both the letter and spirit of this Code of Ethics.

E.            Third Party Manager Accounts

An Access Person may grant full discretionary authority to a registered broker-dealer, a registered investment adviser, or other person acting in similar fiduciary capacity and as a result has no direct or indirect influence or control (i.e., the Access Person does not have ability to suggest, direct, consult with the manager regarding particular investments).

Access Persons are required to provide additional information on accounts that are managed by a third party with discretionary investment authority on the Investment/Brokerage Account Disclosure form in Compliance11, including the role of the third party manager and the Access Person’s relationship to the third party manager. In addition, the Access Person will be required to (i) certify that he or she does not have any direct or indirect control over the account transactions and (ii) provide a copy of the account agreement if the account is not managed through one of Baird’s discretionary advisory programs.

Access Persons that have disclosed accounts managed by a third party with discretionary authority will be required to complete an Annual Managed Account Affirmation for each such disclosed account, which (i) confirms that he or she did not direct or suggest specific transaction or security level allocations in the account and (ii) solicits information on any changes to the account.

Compliance will use the information provided in the Investment/Brokerage Account Disclosure form and Annual Managed Account Affirmation to determine how the account should be monitored for trading activity. If the associate is deemed to have influence or control over the trading activity of the account, the associate will be subject to the requirements outlined in Section III - Personal Securities Trading.Error! Reference source not found.

F.             Reporting Violations

Access Persons are required to report any violations of this Code of Ethics promptly to the Compliance Department.

G.           Sanctions

Upon discovering a violation of the Code of Ethics, Baird may impose appropriate sanctions, including, among others, a letter of censure, the unwinding of the transaction (with the Access Person being responsible for any loss), disgorgement of profits, fines, or suspension or termination of employment. Sanctions may be imposed for inappropriate trading activity, knowingly filing false, incomplete or untimely reports, or other violations of the letter or spirit of the Code. In instances where a member of the Access Person’s household commits the violation, any sanction will be imposed on the Access Person. Any violations by Fund Directors will be addressed by the Funds’ Board of Directors, in consultation with the CCO of the Funds.

XI.                              DEFINITIONS

“Access Person”- An Access Person is defined as:

1.                                      Any officer, director, or other employee of Baird or Baird Funds (or of any company in a control relationship to Baird or Baird Funds) who:

a.                                      Has access to nonpublic information regarding advisory clients’ purchases or sales of securities;

b.                                      Has functions or duties that relate to the determination of which securities recommendations, purchases or sales shall be made to/for Clients;

c.                                       Obtains any information regarding securities recommendations to advisory clients prior to the publication of such recommendations; or

d.                                      Has access to nonpublic information regarding the portfolio holdings of any Client; and

2.                                      Any other natural person in a control relationship to Baird or Baird Funds who obtains information concerning securities recommendations made Clients or any Fund.

“Affiliate”-

•                                          Any person directly or indirectly owning, controlling, or holding with power to vote 5 per centum or more of the outstanding voting securities of such other person;

•                                          Any person 5 per centum or more whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

•                                          Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

•                                          Any officer, director, partner, copartner, or employee of such other person;

•                                          If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

•                                          If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

“Baird Asset Management” — consists of Baird Advisors and Baird Equity Asset Management, including Chautauqua Capital Management, (“Baird Equity AM”), which are investment management departments of Baird.

“Beneficial Ownership”- has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended. In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise. A person is presumed to be the beneficial owner of securities held by immediate family members sharing a person’s household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships). Beneficial ownership typically includes:

•                                          Securities held in a person’s own name;

•                                          Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

•                                          Securities held by a bank or broker as a nominee or custodian on a person’s behalf or pledged as collateral for a loan;

•                                          Securities held in a trust of which such person is a trustee or beneficiary; or

•                                          Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

“Client” — includes any advisory client of Baird Advisors or Baird Equity AM, including investment companies.

“Control”- Power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Fund Director”- A Director of Baird Funds who is not also an officer of Baird Funds or an Affiliate of Baird.

“Immediate Family”-

•                                          Spouses/Significant Other of Access Persons;

•                                          Children of Access Persons, if sharing a residence or supported directly or indirectly to a material extent; or

•                                          Any persons who are supported directly or indirectly to a material extent or living in the same residence.

“Initial Public Offering” - means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” - means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505, or rule 506 of Regulation S-K.

“Pecuniary Interest”- means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest generally includes securities held by members of a person’s immediate family sharing the same household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships).

“Purchase or sale of a Security”- includes, among other things, the buying or writing of an option to purchase or sell a security and the purchase or sale of instruments which may be connected to securities the advisory client holds or intends or proposes to acquire.

“Reportable Account” — is an account in which an associate is a Beneficial Owner or has discretion or limited or full trading authorization including, but not limited to, accounts owned by: (i) their spouse or domestic partner, (ii) dependent children (iii) any person for whom they provide material support, whether living in the home or not, (iv) any other account which is beneficial to any of the above (e.g., trust account) or which the associate has an interest in and control over. This includes accounts maintained at Baird and accounts maintained at a third party financial institution that can or do hold Securities.

“Reportable Fund” — means Baird Funds, Inc. and other open-end investment companies managed or subadvised by Baird, as well as open-end funds managed or sub-advised by an investment adviser that controls Baird, is controlled by Baird or is under common control with Baird (e.g., RiverFront Investment Group and Strategas Asset Management).

“Security”- Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.